UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3) *

Equity Bancshares Inc. (EQBK)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

29460X109
(CUSIP Number)

12/31/2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29460X109	Page 2 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	780,358 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	706,921 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		780,358 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.06%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 651,536 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 21,341 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC and 55,952 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 34,044 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 651,536 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 21,341 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 34,044 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	29460X109	Page 3 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	651,536 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	651,536 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		651,536 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.23%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 651,536 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No.	29460X109	Page 4 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	21,341 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	21,341 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		21,341 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.14%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 21,341 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No.	29460X109	Page 5 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	780,358 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	706,921 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		780,358 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.06%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 651,536 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 21,341 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC and 55,952 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 34,044 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 651,536 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 21,341 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 34,044 shares of common stock of the Issuer held by managed accounts that FJ Capital Management LLC manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	29460X109	Page 6 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	17,485 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	17,485 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		17,485 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.11%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No.	29460X109	Page 7 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	55,952 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	55,952 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		55,952 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.36%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 55,952 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No.	29460X109	Page 8 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	73,437 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	73,437 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		73,437 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.48%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC and 55,952 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No.	29460X109	Page 9 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	73,437 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	73,437 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		73,437 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.48%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC and 55,952 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	29460X109	Page 10 of 17

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		White Oak Enterprises, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	73,437 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	73,437 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		73,437 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.48%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 17,485 shares of common stock of the Issuer held by Bridge Equities VIII, LLC and 55,952 shares of common stock of the Issuer held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. White Oak Enterprises, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	29460X109	Page 11 of 17

Item 1(a).	Name of Issuer:

Equity Bancshares Inc. (EQBK)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

7701 East Kellogg Drive, Suite 300
Wichita, KS 67207

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities VIII, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin Friedman

SunBridge Manager, LLC

SunBridge Holdings, LLC

White Oak Enterprises, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Long/Short Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Martin Friedman

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No.	29460X109	Page 12 of 17

SunBridge Holdings, LLC 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759 White Oak Enterprises, Inc 8171 Maple Lawn Blvd, Suite 375 Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities VIII, LLC, Bridge Equities XI, LLC, and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

White Oak Enterprises, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

29460X109

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No.	29460X109	Page 13 of 17

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 780,358 shares

Financial Opportunity Fund LLC – 651,536 shares

Financial Opportunity Long/Short Fund LLC – 21,341 shares

Martin Friedman – 780,358 shares

Bridge Equities VIII, LLC – 17,485 shares

Bridge Equities XI, LLC – 55,952 shares

SunBridge Manager, LLC – 73,437 shares

SunBridge Holdings, LLC - 73,437 shares

White Oak Enterprises, Inc – 73,437 shares

(b)	Percent of class:

FJ Capital Management LLC – 5.06%

Financial Opportunity Fund LLC – 5.67%

Financial Opportunity Long/Short Fund LLC – 0.14%

Martin Friedman – 6.48%

Bridge Equities VIII, LLC – 0.11%

Bridge Equities XI, LLC – 0.36%

SunBridge Manager, LLC – 0.48%

SunBridge Holdings, LLC – 0.48%

White Oak Enterprises, Inc – 0.48%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons - 0

(ii) Shared power to vote or to direct the vote

FJ Capital Management LLC – 780,358 shares

Financial Opportunity Fund LLC – 651,536 shares

Financial Opportunity Long/Short Fund LLC – 21,341 shares

Martin Friedman – 780,358 shares

Bridge Equities VIII, LLC – 17,485 shares

Bridge Equities XI, LLC – 55,952 shares

SunBridge Manager, LLC – 73,437 shares

SunBridge Holdings, LLC - 73,437 shares

White Oak Enterprises, Inc – 73,437 shares

CUSIP No.	29460X109	Page 14 of 17

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 706,921shares

Financial Opportunity Fund LLC – 651,536 shares

Financial Opportunity Long/Short Fund LLC – 21,341 shares

Martin Friedman – 706,921shares

Bridge Equities VIII, LLC – 17,485 shares

Bridge Equities XI, LLC – 55,952 shares

SunBridge Manager, LLC – 73,437 shares

SunBridge Holdings, LLC - 73,437 shares

White Oak Enterprises, Inc – 73,437 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	29460X109	Page 15 of 17

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/5/2024

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No.	29460X109	Page 16 of 17

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Holdings, LLC

By: White Oak Enterprises, Inc., its Manager

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

White oak enterprises, inc.

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

CUSIP No.	29460X109	Page 17 of 17

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Equity Bancshares Inc. shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/short

Fund LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Sunbridge holdings, llc

By: White Oak Enterprises, Inc., its Manager

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

white oak enterprises, inc.

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President